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                                  EXHIBIT 99.1

                                              Contact: Kathleen Sereda Glaub
                                                       Senior Vice President and
                                                       Chief Financial Officer
                                                       650-425-4542

               CELL GENESYS ANNOUNCES $20 MILLION EQUITY FINANCING
                          CASH POSITION NOW $80 MILLION

FOSTER CITY, Calif., November 14, 1997 - Cell Genesys, Inc. (Nasdaq: CEGE) today announced the private placement of $20 million convertible preferred stock. The company, subject to certain conditions, may exercise a put option for up to an additional $10 million convertible preferred stock and investors, subject to certain conditions, may exercise a call option for up to an additional $10 million convertible preferred stock. The private placement is scheduled to close on November 14.

"This equity financing provides Cell Genesys with greater financial flexibility to invest in the company's expanding preclinical and clinical programs in gene therapy," said Kathleen Sereda Glaub, senior vice president and chief financial officer of Cell Genesys. "This infusion puts our total cash resources at approximately $80 million currently, enabling the company to leverage its gene therapy assets from a position of strength."

Under the securities agreement, the company will issue 2,000 shares of convertible preferred stock with a maturity of November 14, 2002. After the satisfaction of certain holding periods, each of the newly issued Series B preferred shares is convertible, at the option of the holder, into shares of common stock of the company based upon a conversion price of $11.02 per share or if lower, 100 percent of the average of specified trading prices during the 10 trading days preceding a conversion. The convertible preferred stock bears a dividend of five percent payable in kind.

Promethean Investment Group, L.L.C., a New York based fund management group, advised investors in the transaction. Cell Genesys has agreed to file a registration statement for the resale of the shares of Cell Genesys common stock acquired on conversion of the convertible preferred stock.

Cell Genesys is focused on the development and commercialization of ex vivo and in vivo gene therapies to treat major, life-threatening diseases and disorders such as cancer and AIDS. The company's AIDS gene therapy is in Phase II human clinical testing, and the company has also recently initiated human clinical trials for its T cell gene therapy in colon cancer and for its GVAX(TM) cancer vaccine in lung, melanoma and prostate cancer. The company is conducting preclinical studies in other cancer indications, hemophilia, cardiovascular disease and neurodegenerative disorders. Cell Genesys' assets outside gene therapy include its Abgenix, Inc. subsidiary, which is developing antibody therapies for transplantation-associated medical conditions, inflammation, autoimmune disorders and cancer, as well as the company's licensing program in gene activation technology.



                                     -more-

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Statements made in this press release about the company's and its subsidiary's product development activities, clinical trials and product pipelines, other than statements of historical fact, are forward looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials, research and product development programs, the regulatory approval process, and competitive products. Please see the company's Form 10-K/A dated April 30, 1997 for information about risks associated with clinical trials and product development programs and other risks which may affect the company.


[11/14/97]